Exhibit 5.1

330 North Wabash Avenue
Suite 2800
Chicago, Illinois 60611
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com

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Re:                             Registration Statement No. 333-202586;
$400,000,000 Aggregate Principal Amount of 3.100% Senior Notes due 2023 and

$400,000,000 Aggregate Principal Amount of 3.850% Senior Notes due 2027

Ladies and Gentlemen:

We have acted as special counsel to Ventas Realty, Limited Partnership, a Delaware limited partnership (the “Issuer”), and Ventas, Inc., a Delaware corporation (the “Parent Guarantor” and, together with the Issuer, the “Ventas Entities”), in connection with the issuance of $400,000,000 in aggregate principal amount of the Issuer’s 3.100% Senior Notes due 2023 and $400,000,000 in aggregate principal amount of the Issuer’s 3.850% Senior Notes due 2027 (collectively, the “Notes”) and the guarantees of the Notes (the “Guarantees”) by the Parent Guarantor, under an indenture, dated July 16, 2015 (the “Base Indenture”), among the Ventas Entities and U.S. Bank National Association, as trustee, as supplemented by a fourth supplemental indenture, dated the date hereof (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), specifying the terms of the Notes, and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 6, 2015 (Registration No. 333-202586) (as so filed and as amended, the “Registration Statement”), a base prospectus, dated March 6, 2015, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a final prospectus supplement, dated March 22, 2017, filed with the Commission pursuant to Rule 424(b) under the Act on March 24, 2017 (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement, dated March 22, 2017, among the underwriters named therein and the Ventas Entities (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Ventas Entities and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the internal laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act and the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes and the Guarantees have been duly authorized by all necessary limited partnership or corporate action of the Issuer and the Parent Guarantor, respectively, and when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes and the Guarantees will be legally valid and binding obligations of the Issuer and the Parent Guarantor, respectively, enforceable against the Issuer and the Parent Guarantor in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (o) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation and (p) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Notes and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Ventas Entities, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Ventas Entities, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Parent Guarantor’s Current Report on Form 8-K filed with the Commission on the date hereof, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,